FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

            Chief Financial Officer                                                                                                904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2022

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; November 7, 2022 –

Third Quarter Operational Highlights

•	41.6% increase in Pro-rata NOI ($6.24 million vs $4.41 million) over third quarter 2021
•	6.09% increase on renewals at Dock 79
•	8.06% increase on renewals at The Maren
•	9.85% increase in mining royalty revenue over third quarter 2021
•	51.1% increase in Asset Management Revenue versus same period last year
•	Riverside achieved stabilization this quarter and is now part of our Stabilized JV segment. At quarter end the JV was 95% leased and 92% occupied.
•	Lease-up now underway at The Verge

Third Quarter Consolidated Results of Operations

Net income for the third quarter of 2022 was $480,000 or $.05 per share versus $352,000 or $.04 per share in the same period last year. The third quarter of 2022 was impacted by the following items:

•	The quarter includes $72,000 amortization expense compared to $1,373,000 in the same quarter last year of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	Net investment income increased $245,000 due to a $42,000 increase in preferred interest from our joint ventures and a $338,000 increase for interest earned on cash equivalents, mitigated by a $135,000 decrease in interest from our lending ventures.
•	Interest expense increased $324,000 compared to the same quarter last year due to capitalizing less interest due to the lower amount of in-house and joint venture projects under development.
•	Equity in loss of Joint Ventures increased $634,000 primarily due to increased depreciation and amortization at our joint ventures due to buildings placed in service.
•	Professional fees increased $232,000 over the same period last year.

Third Quarter Segment Operating Results

Asset Management Segment:

1

Total revenues in this segment were $935,000, up $316,000 or 51.1%, over the same period last year. Operating profit was $265,000, up $276,000 from an operating loss of $(11,000) in the same quarter last year. Operating profit is up primarily because Cranberry Run is now 100% leased and occupied compared to 96.6% leased and 68.6% occupied at the end of the same quarter last year. Revenues are up because of Cranberry Run as well as the addition of our two most recent spec buildings at Hollander Business Park which were under construction during the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $2,471,000 versus $2,249,000 in the same period last year. Total operating profit in this segment was $2,000,000, an increase of $32,000 versus $1,968,000 in the same period last year. This increase is primarily the result of the additional royalties from the acquisition in Astatula, FL which we completed at the beginning of the second quarter offset by a prior year adjustment made in the current year for Newberry and a Manassas annual volumetric adjustment. Royalties were negatively impacted by a $300,000 adjustment from overpayment on royalties between 2019-2021 for the property in Newberry, FL leased by Argos for the manufacture of cement products.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $16.9 million in principal draws have taken place through quarter end. Through the end of the first nine months of 2022, 124 of the 187 units have been sold, and we have received $15.5 million in preferred interest and principal to date.
•	Bryant Street is a mixed-use joint venture between the Company and MRP in Washington, DC consisting of four buildings, The Coda, The Chase 1A, The Chase 1B, and one commercial building 90% leased to an Alamo Draft House movie theater. At quarter end, the Coda was 96.10% leased and 94.81% occupied, The Chase 1B was 80.75% leased and 83.85% occupied, and The Chase 1A was 83.72% leased and 81.98% occupied. In total, at quarter end, Bryant Street’s 487 residential units were 86.7% leased and 86.7% occupied. Its commercial space was 84.2% leased and 71.4% occupied at quarter end.
•	Lease-up is now underway at The Verge. We have temporary certificates of occupancy for seven of the eleven floors. We expect the final certificate of occupancy in the fourth quarter. This is our third mixed use project in the Anacostia waterfront submarket in Washington, DC.
•	.408 Jackson is our second joint venture project in Greenville and is currently under construction. This project is 98.62% complete and we expect to complete construction and begin leasing in fourth quarter of 2022.
•	In September, the Company closed on the purchase of 170 acres in the North East, Maryland for $6.5 million. We are currently pursuing entitlements to begin construction on a 900,000 square-foot warehouse.
•	In August, we invested $3.6 million for a minority interest in a joint venture with Woodfield Development to purchase 46 acres in Estero, FL. While the joint venture attempts to rezone the property, the Company will receive a preferred return of 8% with an option to roll its investment into equity in the vertical development or exit at that point.

Stabilized Joint Venture Segment:

2

Total revenues in this segment were $5,476,000, an increase of $272,000 versus $5,204,000 in the same period last year. The Maren’s revenue was $2,608,000 and Dock 79 revenues increased $93,000. Total operating profit in this segment was $906,000 an increase of $1,401,000 versus an operating loss of $(495,000) in the same period last year. Pro-rata net operating income this quarter for this segment was $2,702,000, up $641,000 or 31.1% compared to the same quarter last year.

At the end of September, The Maren was 93.56% leased and 96.21% occupied. Average residential occupancy for the quarter was 96.85%, and 65.15% of expiring leases renewed with an average rent increase on renewals of 8.06%. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the quarter was 94.93%, and at the end of the quarter, Dock 79’s residential units were 94.43% leased and 96.72% occupied. This quarter, 53.97% of expiring leases renewed with an average rent increase on renewals of 6.09%. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

This quarter we achieved stabilization at our Riverside Joint Venture in Greenville South Carolina, meaning that the building had 90% occupancy for 90 days. The building is currently 95% leased with 92% occupancy. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Third quarter distributions from our CS1031 Hickory Creek DST investment were $110,000.

Nine Months Operational Highlights

•	40.0% increase in asset management revenue versus first nine months of last year
•	Highest nine-month total of mining royalties revenue in segment’s history, 8.07% increase in revenue over first nine months of 2021. $10.05 million in revenue over last twelve months.
•	32.10% increase in our pro rata NOI ($17.97 million vs $13.60 million) compared to first nine months last year

Nine Months Consolidated Results of Operations

Net income attributable to the Company for the first nine months of 2022 was $1,809,000 or $.19 per share versus $28,807,000 or $3.07 per share in the same period last year. The first nine months of 2022 was impacted by the following items:

•	The period includes $540,000 amortization expense compared to $3,241,000 in the same period last year of the $4,750,000 fair value of The Maren’s leases-in-place established when we booked this asset as part of the gain on remeasurement upon consolidation of this Joint Venture.
•	The period includes $874,000 gain on sales of excess property at Brooksville.
•	Net investment income decreased $160,000 due to a $103,000 decrease in preferred interest from our joint ventures and a $208,000 decrease in interest from our lending ventures, offset by a $151,000 increase for interest earned on cash equivalents.
•	Equity in loss of Joint Ventures increased $1,251,000 primarily due to increased depreciation and amortization at our joint ventures due to buildings placed in service.
3

Net income for the first nine months of 2021 included a gain of $51.1 million on the remeasurement of investment in The Maren real estate partnership, which is included in Income before income taxes. This gain on remeasurement was mitigated by a $10.1 million provision for taxes and $14.0 million attributable to noncontrolling interest.

Nine Months Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $2,686,000, up $767,000 or 40.0%, over the same period last year. Operating profit was $607,000, up $761,000 from an operating loss of $(154,000) in the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $7,779,000 versus $7,198,000 in the same period last year. Total operating profit in this segment was $6,439,000, an increase of $166,000 versus $6,273,000 in the same period last year. Royalties were negatively impacted by a $300,000 adjustment from overpayment on royalties between 2019-2021 for the property in Newberry, FL leased by Argos for the manufacture of cement products.

Stabilized Joint Venture Segment:

In March 2021, we reached stabilization on Phase II (The Maren) of the development known as RiverFront on the Anacostia in Washington, D.C. As such, as of March 31, 2021, the Company consolidated the assets (at current fair value based on appraisal), liabilities and operating results of the joint venture. Up through the first quarter of the prior year, accounting for The Maren was reflected in Equity in loss of joint ventures on the Consolidated Statements of Income. Starting April 1, 2021, all the revenue and expenses are accounted for in the same manner as Dock 79 in the stabilized joint venture segment.

Total revenues in this segment were $15,961,000, an increase of $3,426,000 versus $12,535,000 in the same period last year. The Maren’s revenue was $7,474,000 and Dock 79 revenues increased $543,000. Total operating profit in this segment was $2,191,000, an increase of $3,827,000 versus an operating loss of $(1,636,000) in the same period last year. Pro-rata net operating income for this segment was $7,241,000, up $1,286,000 or 21.60% compared to the same period last year. All of these increases over the first nine months last year are primarily due to the Maren’s consolidation into this segment in March 31, 2021.

The Maren’s average residential occupancy for the first nine months of 2022 was 95.78%, and 61.31% of expiring leases renewed with an average rent increase on renewals of 7.23%. The Maren is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 70.41% ownership.

Dock 79’s average residential occupancy for the first nine months of 2022 was 95.66%. Through the first nine months of the year, 64.83% of expiring leases renewed with a 5.79% increase on renewals. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

4

This quarter we achieved stabilization at our Riverside Joint Venture in Greenville South Carolina, meaning that the building had 90% occupancy for 90 days. The building’s 200 residential units were 95% leased with 92% occupancy at quarter end. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Distributions from our CS1031 Hickory Creek DST investment were $281,000 for the first nine months of the year.

Impact of the COVID-19 Pandemic.

We have continued operations throughout the pandemic and have made every effort to act in accordance with national, state, and local regulations and guidelines. During 2020, Dock 79 and The Maren most directly suffered the impacts to our business from the pandemic due to our retail tenants being unable to operate at capacity, the lack of attendance at the Washington Nationals baseball park and the rent freeze imposed by the District. In 2021, the Delta and Omicron variants of the virus impacted our businesses, but because of the vaccine and efforts to reopen the economy, while still affected, they were not impacted to the extent that they were in 2020. It is possible that this version of the virus and its succeeding variants may impact our ability to lease retail spaces in Washington, D.C. and Greenville. We expect our business to be affected by the pandemic for as long as government intervention and regulation is required to combat the threat.

Summary and Outlook

Royalty revenue for the quarter was up 9.85% versus the same period last year and revenue for the first nine months increased 8.07%. This is the highest nine-month revenue in the segment’s history and the first time we have achieved $10 million in revenue in the segment over any twelve-month period. Despite a one-time, $300,000 negative adjustment for overpayment of royalties between 2019-2021 at our Newberry Cement property, we were able to achieve these increases primarily because of the additional royalties from our new mining royalty property in Astatula, FL.

This is just the second full quarter where we had the ability to raise rents on renewals in DC. This quarter, 65.15% of expiring leases at Maren renewed with an average increase on renewals of 8.06%, and 53.97% of expiring leases renewed at Dock 79 with an average increase of 6.09%. When we could not renew an existing residential lease, we saw a year-to-date increase in rent on those “trade outs” of 9.90% at the Maren and 11.50% at Dock 79. As noted previously, this quarter we added our Riverside JV to this segment when it stabilized in September. Subsequent to the end of the quarter, our Hickory Creek DST was sold and the Company received $8.83 million from the sale on an investment of $6 million. We are currently exploring opportunities for reinvesting these proceeds.

The Asset Management segment continues its strong performance through this quarter. All of our industrial assets are 100% leased, and our other two properties (our home office in Maryland and Vulcan’s former Jacksonville office) remain essentially unchanged and fully leased). This segment’s revenue for both this quarter and the first nine months are up 51% and 40% respectively due to the addition of and increased occupancy at our two most recent spec buildings at Hollander. We anticipate shell completion of our final building at Hollander by the end of 2022 and occupancy before the end of the first quarter of next year. This 101,750 square foot warehouse is a build-to-suit with a 10-year lease, which will positively impact revenue, operating profit, and NOI for some time.

5

This quarter saw the stabilization of Riverside, lease-up begin at The Verge, and meaningful growth across all segments in terms of revenue and NOI. Looking ahead, we have to achieve stabilization and pursue permanent financing for Bryant Street as well as complete construction on and begin lease-up at .408 Jackson. Inflation and rising interest rates are real but their long-term effect on our assets is still unclear. The beauty of our balance sheet is that it allows us to play offense and defense and the fact of the matter is, we will probably have to do a little of both. Fortunately, we can.

Conference Call

The Company will host a conference call on Wednesday, November 9, 2022 at 3:00 p.m. (EDT).  Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-274-8461 (passcode 56787) within the United States. International callers may dial 1-203-518-9783 (passcode 56787). Audio replay will be available until November 22, 2022 by dialing 1-800-839-3740 (passcode 17717) within the United States. International callers may dial 1-402-220-7239 (passcode 17717). An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call. The Company will also be posting a brief slideshow with financial highlights from the third quarter and year-to-date on our website on Monday, November 7. This will be available on the Company’s investor relations page under Investor Presentations. For information on our commitment to best practices in Environmental, Social, and Governance matters, please visit the ESG section of our website at https://www.frpdev.com/investor-relations/esg-report/.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the impact of the COVID-19 Pandemic on our operations and financial results; the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C., Richmond, Virginia, and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by The Company, (ii) leasing and management of mining royalty land owned by The Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.

6

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021
Revenues:
Lease revenue	$6,823	6,224	19,850	15,623
Mining lands lease revenue	2,471	2,249	7,779	7,198
Total Revenues	9,294	8,473	27,629	22,821

Cost of operations:
Depreciation, depletion and amortization	2,744	3,796	8,510	9,627
Operating expenses	1,967	1,557	5,316	3,792
Property taxes	1,034	986	3,103	2,764
Management company indirect	966	745	2,545	2,137
Corporate expenses	734	657	2,876	2,486
Total cost of operations	7,445	7,741	22,350	20,806

Total operating profit	1,849	732	5,279	2,015

Net investment income	1,188	943	3,206	3,366
Interest expense	(738)	(414)	(2,215)	(1,785)
Equity in loss of joint ventures	(1,878)	(1,244)	(5,248)	(3,997)
Gain on remeasurement of investment in real estate partnership	—	—	—	51,139
Gain on sale of real estate	141	—	874	805

Income before income taxes	562	17	1,896	51,543
Provision for income taxes	178	130	526	10,500

Net income (loss)	384	(113)	1,370	41,043
Gain (loss) attributable to noncontrolling interest	(96)	(465)	(439)	12,236
Net income attributable to the Company	$480	352	1,809	28,807

Earnings per common share:
Net income attributable to the Company-
Basic	$0.05	0.04	0.19	3.08
Diluted	$0.05	0.04	0.19	3.07

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,397	9,363	9,382	9,352
-diluted earnings per common share	9,433	9,399	9,423	9,390

7

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	September 30, 2022	December 31, 2021
Assets:
Real estate investments at cost:
Land	$141,564	123,397
Buildings and improvements	268,132	265,278
Projects under construction	13,295	8,668
Total investments in properties	422,991	397,343
Less accumulated depreciation and depletion	54,523	46,678
Net investments in properties	368,468	350,665

Real estate held for investment, at cost	10,079	9,722
Investments in joint ventures	147,703	145,443
Net real estate investments	526,250	505,830

Cash and cash equivalents	144,783	161,521
Cash held in escrow	582	752
Accounts receivable, net	1,530	793
Investments available for sale at fair value	—	4,317
Federal and state income taxes receivable	—	1,103
Unrealized rents	830	620
Deferred costs	2,469	2,726
Other assets	546	528
Total assets	$676,990	678,190

Liabilities:
Secured notes payable	$178,520	178,409
Accounts payable and accrued liabilities	4,720	6,137
Other liabilities	1,886	1,886
Federal and state income taxes payable	456	—
Deferred revenue	346	369
Deferred income taxes	64,180	64,047
Deferred compensation	1,310	1,302
Tenant security deposits	887	790
Total liabilities	252,305	252,940

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,455,096 and 9,411,028 shares issued and outstanding, respectively	945	941
Capital in excess of par value	59,148	57,617
Retained earnings	339,561	337,752
Accumulated other comprehensive income (loss), net	(1,420)	113
Total shareholders’ equity	398,234	396,423
Noncontrolling interest MRP	26,451	28,827
Total equity	424,685	425,250
Total liabilities and equity	$676,990	678,190
8

Asset Management Segment:

	Three months ended September 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$935	100.0%	619	100.0%	316	51.1%

Depreciation, depletion and amortization	219	23.4%	137	22.1%	82	59.9%
Operating expenses	162	17.3%	76	12.3%	86	113.2%
Property taxes	53	5.7%	37	6.0%	16	43.2%
Management company indirect	109	11.7%	200	32.3%	(91)	-45.5%
Corporate expense	127	13.6%	180	29.1%	(53)	-29.4%

Cost of operations	670	71.7%	630	101.8%	40	6.3%

Operating profit (loss)	$265	28.3%	(11)	-1.8%	276	-2509.1%

Mining Royalty Lands Segment:

	Three months ended September 30
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$2,471	100.0%	2,249	100.0%	222	9.9%

Depreciation, depletion and amortization	172	7.0%	38	1.7%	134	352.6%
Operating expenses	18	0.7%	11	0.5%	7	63.6%
Property taxes	69	2.8%	68	3.0%	1	1.5%
Management company indirect	129	5.2%	95	4.2%	34	35.8%
Corporate expense	83	3.4%	69	3.1%	14	20.3%

Cost of operations	471	19.1%	281	12.5%	190	67.6%

Operating profit	$2,000	80.9%	1,968	87.5%	32	1.6%

Development Segment:

	Three months ended September 30
(dollars in thousands)	2022	2021	Change

Lease revenue	$412	401	11

Depreciation, depletion and amortization	47	53	(6)
Operating expenses	250	62	188
Property taxes	355	355	—
Management company indirect	625	335	290
Corporate expense	457	326	131

Cost of operations	1,734	1,131	603

Operating loss	$(1,322)	(730)	(592)

9

Stabilized Joint Venture Segment:

	Three months ended September 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$5,476	100.0%	5,204	100.0%	272	5.2%

Depreciation, depletion and amortization	2,306	42.1%	3,568	68.6%	(1,262)	-35.4%
Operating expenses	1,537	28.1%	1,408	27.0%	129	9.2%
Property taxes	557	10.2%	526	10.1%	31	5.9%
Management company indirect	103	1.9%	115	2.2%	(12)	-10.4%
Corporate expense	67	1.2%	82	1.6%	(15)	-18.3%

Cost of operations	4,570	83.5%	5,699	109.5%	(1,129)	-19.8%

Operating profit (loss)	$906	16.5%	(495)	-9.5%	1,401	-283.0%

Asset Management Segment:

	Nine months ended September 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$2,686	100.0%	1,919	100.0%	767	40.0%

Depreciation, depletion and amortization	683	25.4%	408	21.3%	275	67.4%
Operating expenses	441	16.4%	289	15.0%	152	52.6%
Property taxes	158	5.9%	117	6.1%	41	35.0%
Management company indirect	301	11.2%	577	30.1%	(276)	-47.8%
Corporate expense	496	18.5%	682	35.5%	(186)	-27.3%

Cost of operations	2,079	77.4%	2,073	108.0%	6	0.3%

Operating profit (loss)	$607	22.6%	(154)	-8.0%	761	-494.2%

Mining Royalty Lands Segment:

	Nine months ended September 30
(dollars in thousands)	2022	%	2021	%	Change	%

Mining lands lease revenue	$7,779	100.0%	7,198	100.0%	581	8.1%

Depreciation, depletion and amortization	416	5.4%	161	2.2%	255	158.4%
Operating expenses	50	0.6%	34	0.5%	16	47.1%
Property taxes	203	2.6%	199	2.8%	4	2.0%
Management company indirect	346	4.4%	273	3.8%	73	26.7%
Corporate expense	325	4.2%	258	3.6%	67	26.0%

Cost of operations	1,340	17.2%	925	12.9%	415	44.9%

Operating profit	$6,439	82.8%	6,273	87.1%	166	2.6%

10

Development Segment:

	Nine months ended September 30
(dollars in thousands)	2022	2021	Change

Lease revenue	$1,203	1,169	34

Depreciation, depletion and amortization	139	159	(20)
Operating expenses	541	133	408
Property taxes	1,066	1,082	(16)
Management company indirect	1,621	996	625
Corporate expense	1,794	1,267	527

Cost of operations	5,161	3,637	1,524

Operating loss	$(3,958)	(2,468)	(1,490)

Stabilized Joint Venture Segment:

	Nine months ended September 30
(dollars in thousands)	2022	%	2021	%	Change	%

Lease revenue	$15,961	100.0%	12,535	100.0%	3,426	27.3%

Depreciation, depletion and amortization	7,272	45.6%	8,899	71.0%	(1,627)	-18.3%
Operating expenses	4,284	26.9%	3,336	26.6%	948	28.4%
Property taxes	1,676	10.5%	1,366	11.0%	310	22.7%
Management company indirect	277	1.7%	291	2.3%	(14)	-4.8%
Corporate expense	261	1.6%	279	2.2%	(18)	-6.5%

Cost of operations	13,770	86.3%	14,171	113.1%	(401)	-2.8%

Operating profit (loss)	$2,191	13.7%	(1,636)	-13.1%	3,827	-233.9%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro-rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Pro-Rata Net Operating Income Reconciliation
Nine months ended 09/30/22 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net income (loss)	$443	(4,953)	(166)	5,311	735	1,370
Income tax allocation	164	(1,837)	101	1,969	129	526
Income (loss) before income taxes	607	(6,790)	(65)	7,280	864	1,896
11

Less:
Unrealized rents	223	—	(62)	153	—	314
Gain on sale of real estate	—	—	—	874	—	874
Interest income	—	2,311	—	—	895	3,206
Plus:
Equity in loss of joint ventures	—	5,143	72	33	—	5,248
Interest expense	—	—	2,184	—	31	2,215
Depreciation/amortization	683	139	7,272	416	—	8,510
Management company indirect	301	1,621	277	346	—	2,545
Allocated Corporate expenses	496	1,794	261	325	—	2,876
Net operating income (loss)	1,864	(404)	10,063	7,373	—	18,896

NOI of noncontrolling interest	—	—	(3,212)	—	—	(3,212)
Pro-rata NOI from unconsolidated joint ventures	—	1,896	390	—	—	2,286

Pro-rata net operating income	$1,864	1,492	7,241	7,373	—	17,970

Pro-Rata Net Operating Income Reconciliation
Nine months ended 09/30/21 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net income (loss)	$(130)	(2,521)	37,874	5,159	661	41,043
Income tax allocation	(50)	(933)	9,506	1,913	64	10,500
Income (loss) before income taxes	(180)	(3,454)	47,380	7,072	725	51,543

Less:
Gain on remeasurement of real estate investment	—	—	51,139	—	—	51,139
Gain on investment land sold	—	—	—	831	—	831
Unrealized rents	49	—	149	166	—	364
Interest income	—	2,608	—	—	758	3,366
Plus:
Loss on sale of land	26	—	—	—	—	26
Equity in loss of joint ventures	—	3,594	371	32	—	3,997
Interest expense	—	—	1,752	—	33	1,785
Depreciation/amortization	408	159	8,899	161	—	9,627
Management company indirect	577	996	291	273	—	2,137
Allocated Corporate expenses	682	1,267	279	258	—	2,486
Net operating income (loss)	1,464	(46)	7,684	6,799	—	15,901

NOI of noncontrolling interest	—	—	(2,638)	—	—	(2,638)
Pro-rata NOI from unconsolidated joint ventures	—	(569)	909	—	—	340

Pro-rata net operating income	$1,464	(615)	5,955	6,799	—	13,603